Exhibit 99.1

Contact:

CryoCor, Inc. Gregory J. Tibbitts Chief Financial Officer (858) 909-2200 gtibbitts@cryocor.com	The Ruth Group Stephanie Carrington / Nick Laudico (investors) (646) 536-7017 / 7030 scarrington@theruthgroup.com nlaudico@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

For Immediate Release

CryoCor Announces New Chief Medical Officer

San Diego, CA, August 8, 2006 – CryoCor, Inc. (Nasdaq: CRYO), a medical device company focused on the treatment of cardiac arrhythmias, announced the appointment of Helen S. Barold, M.D., M.P.H. FACC, FHRS, an accomplished cardiac electrophysiologist, as its Chief Medical Officer. In this position, Dr. Barold will lead CryoCor’s efforts to obtain regulatory approval for its Cardiac Cryoablation System for the treatment of atrial fibrillation, or AF, and atrial flutter, or AFL.

Previously, Dr. Barold worked as a Medical Officer for the Food and Drug Administration, in the office of device evaluation of the Center for Devices and Radiological Health, and is currently in the practice of cardiology and cardiac electrophysiology at the National Naval Medical Center in Bethesda, Maryland. She received her medical degree from the University of Rochester, completed her Internal Medicine residency at Johns Hopkins Hospital, and her Cardiology and Electrophysiology residency at Duke University.

“I am delighted to have someone of Helen Barold’s stature and experience join our executive team,” said Ed Brennan, President and CEO. “Her unique regulatory perspective as a former medical reviewer at the FDA, combined with her experience as a physician and practicing cardiac electrophysiologist, is extremely valuable to us as we seek to become the first company in the United States to receive marketing approval for our Cryoablation System for the treatment of AF, and in our efforts to secure marketing approval for the treatment of AFL.”

“I am very pleased to join CryoCor at this important point in the company’s clinical development,” said Dr. Barold, Chief Medical Officer. “Its device holds great promise for the treatment of AF and AFL, and the medical community needs a safer way to perform

AF ablations. I believe CryoCor’s technology may lower the risks of complications associated with traditional heat-based ablation devices. I look forward to working with company management and the Agency to evaluate our AF clinical data and secure approval in the United States for the marketing of our product.”

About CryoCor

CryoCor is a medical technology company that has developed and manufactures a disposable catheter system based on its proprietary cryoablation technology for the minimally invasive treatment of cardiac arrhythmias. The Company’s product, the CryoCor Cardiac Cryoablation System, or the Cryoablation System, is designed to treat cardiac arrhythmias through the use of cryoenergy, or extreme cold, to destroy targeted cardiac tissue. The Cryoablation System has been approved in Europe for the treatment of AF and AFL, the two most common and difficult to treat arrhythmias, since 2002. In the United States, CryoCor is conducting a pivotal trial to evaluate the safety and efficacy of the Cryoablation System for the treatment of AF. In addition, the Company has conducted a pivotal trial for the treatment of AFL and filed a PMA with the FDA in 2005. The FDA did not approve that PMA filing for the treatment of AFL and CryoCor expects to submit an amendment to its PMA with additional information on safety and effectiveness of the device. For more information please visit the Company’s website at http://www.cryocor.com

Forward Looking Statements

The statements in this press release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. These include statements included in this press release related to CryoCor’s proposed amendment to its PMA for AFL including CryoCor’s timing for such amendment, the possibility of receiving approval from the FDA for the use of its Cryoablation System to treat AFL and AF, and the safety of the Cryoablation System versus heat-based ablation devices, all of which are prospective. Such statements are only predictions and reflect the Company’s expectations and assumptions as of the date of this press release based on currently available operating, financial, and competitive information. The actual events or results may differ materially from those projected in such forward-looking statements due to a number of factors, including risks involved with the Company’s ability to access additional financing when and to the extent necessary and obtain regulatory approval in the United States for its Cardiac Cryoablation System for use in treating AFL and AF within its anticipated timeframes, if at all; risks associated with the Company’s ability to amend its PMA for AFL and ultimately receive approval from the FDA for the use of its Cryoablation System to treat AFL; risks associated with the Company’s ability to successfully commercialize its Cardiac Cryoablation System in the United States and elsewhere if its Cardiac Cryoablation System is approved for use in the United States; risks associated with the Company’s dependence on patents and proprietary rights; risks associated with the Company’s protection and enforcement of its patents and proprietary rights; risks associated with the development or availability of competitive products or technologies; and the other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update any of these forward-looking statements.

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